Exhibit 99.1

          Rogers Corporation Reports Preliminary Third Quarter Results

                             "All-time record sales"

     ROGERS, Conn.--(BUSINESS WIRE)--Oct. 26, 2006--Rogers Corporation (NYSE:ROG) announced today that it achieved all-time record quarterly sales in the third quarter of $124.0 million, up 45% compared to the $85.4 million in the third quarter of 2005. Excluding the potential impact from any adjustment related to the potential tax reconciliation explained below, non-GAAP pro-forma net earnings for the quarter were $1.07 per diluted share. This pro-forma amount includes a one-time tax benefit of $0.16 per diluted share, resulting from the successful resolution of an IRS audit covering tax years 2002 and 2003, and the completion of certain state tax audits. Third quarter 2005 GAAP earnings were $0.59 per share including a $0.10 positive adjustment from one-time tax benefits.

     The Company cannot at this time reconcile the 2006 non-GAAP financial measures to the most directly comparable GAAP financial measures. The Company at this time does not know the exact amount of the tax adjustment, discussed in more detail below. A reconciliation of non-GAAP to GAAP earnings for the third quarter of 2005 is included at the end of this release.

     As part of the Company's extensive ongoing remediation efforts connected to the previously disclosed tax-related material weakness, the Company believes that tax assets, currently amounting to approximately $2.3 million, require reconciliation before GAAP earnings can be reported. Once the Company's reconciliation of this amount is completed, adjustments may be required to either the balance sheet or to the income statements. If material, these adjustments could result in a restatement of 2005 results. If not material, an adjustment to current year's earnings may be required. The Company is committed to improving its tax processes and resolving this matter prior to filing its third quarter 10Q.

     Robert D. Wachob, Rogers' President and CEO, commented, "This quarter's record sales level was the result of growth across all of our reporting segments, and in most of our markets. Leading the way was our Custom Electrical Components reporting segment with a 146% sales increase compared to last year's third quarter due to significant increased penetration into the portable communications market. We believe this momentum will continue in the fourth quarter."

     Custom Electrical Components

     Sales of Custom Electrical Components drove much of the unanticipated sales growth for the Company this quarter with a record $46.0 million for the quarter, up 146% compared to last year's third quarter. Despite this significant sales growth, global manufacturing operations and the Company's contract manufacturing operations are running smoothly as they reach capacity. The increased sales in the quarter and market share gains are primarily in the portable communication devices market. The Company is planning to add more electroluminescent (EL) lamp production capacity this year in Suzhou, China, to keep pace with the current demand outlook. The consumer trend towards thin profile phones, with superior backlit keypads utilizing EL lamps, is expected to continue to drive sales next year.

     Printed Circuit Materials

     The Printed Circuit Materials reporting segment sales totaled $39.9 million, up 20% from the third quarter of 2005. Sales in the Company's key strategic end markets, cellular communication infrastructure and satellite TV, were in line with expectations and are expected to continue. Rogers is also seeing improved traction with its advanced circuit materials in smaller emerging markets such as local area networks, Wifi, WiMAX, and semiconductor chip packaging. Rogers' high performance materials are uniquely suited for the increasingly higher data transmission rates required for newer small and large-scale wireless applications. Lastly, new applications are emerging with radio frequency identification (RFID) reader units. While this reporting segment experienced higher sales overall, sales into the portable communications market declined somewhat this quarter. Growth in the portable communications market did occur though, as the Company's Taiwanese joint venture experienced significant growth.

     High Performance Foams

     Sales of High Performance Foams were an all-time record at $26.1 million, a 11.5% improvement year-over-year. Rogers' high performance foam materials are sold into every market segment the Company addresses, and most showed strength this quarter. Thinner, low-density foam products introduced earlier this year, are selling well into a variety of handheld electronics for cushioning and dust sealing applications. The Company is starting to see interest for its foam materials in an increasing number of new applications in markets such as mass transit, medical devices and athletic gear.

     Other Polymer Products

     The Company continued to make progress in its Other Polymer Products segment with revenues of $11.9 million in the third quarter, up 19.5% compared with sales during the third quarter of 2005.

     Joint Ventures

     Rogers' 50% owned joint ventures had record third quarter sales totaling $26.0 million, up almost 17% from the third quarter of 2005. Polyurethane foams and flexible circuit material joint ventures led this sales increase. The Company is benefiting from the capacity increases put in place in 2005 at these two joint ventures.

     Rogers' third quarter gross margin was 31.1%, a substantial improvement compared to the 28.5% in the third quarter of 2005. Notwithstanding this improvement, the gross margin was negatively impacted this quarter due to stock option expenses, a zero-margin subcontracted secondary operation with certain keypad backlight EL lamps, and raw material price increases passed through at cost. In addition, most of the sales growth in EL lamps was sourced from a contract manufacturer where gross margins are lower.

     Excluding all of the one-time tax items already discussed, the Company believes that its annual effective tax rate will be approximately 22%. This rate is down slightly from previous expectations due to the impact of higher than anticipated income from lower tax jurisdictions.

     Rogers' balance sheet ended the quarter with a cash and short-term investment balance of $77.4 million. Capital expenditures were approximately $7.7 million for the third quarter, and are now expected to be approximately $25-30 million for the year. During the third quarter, the Company made a $8.4 million pension contribution.

     Mr. Wachob, continued, "We are making great strides towards our long-term goal of a billion dollars in revenue and having robust processes worldwide. While we certainly do not expect to continue growing at 45% each year, we do expect to hold onto the gains within our key markets, most notably, portable communications. Over the last few years we have significantly increased our New Business Development (NBD) activities and we expect these NBD projects to help fuel our long-term growth. We expect our current sales momentum to continue, thus we are forecasting the fourth quarter to have sales between $122 and $126 million and estimate fourth quarter earnings will be between $0.90 and $0.93 per diluted share."

     Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty material based products, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.

     Safe Harbor Statement

     Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2005 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of October 26, 2006, and Rogers undertakes no duty to update this information unless required by law.

     Additional Information and October 27 Conference Call

     For more information, please contact the Company directly, visit Rogers' website on the Internet, or send a message by email.

     Website Address: http://www.rogerscorporation.com

     Financial News Contact: Edward J. Joyce, Manager of Investor and Public Relations

     Phone: 860-779-5705, FAX: 860-779-5509,

     Email: edward.joyce@rogerscorporation.com

     A conference call to discuss preliminary third quarter results, including the potential impact of the tax reconciliation issue explained above, will be held on Friday, October 27 at 9:00AM (Eastern Time).

     The Rogers participants in the conference call will be:

     Robert D. Wachob, President and CEO

     Dennis M. Loughran, Vice President Finance and CFO

     Robert M. Soffer, Vice President, Treasurer and Secretary

     Debra J. Granger, Director, Corporate Compliance and Control

     A Q&A session will immediately follow management's comments.

     To participate in the conference call, please call:

     1-800-574-8929 Toll-free in the United States

     1-706-634-1907 Internationally

     There is no passcode for the live teleconference.

     For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern Time), Friday, November 3, 2006. The passcode for the audio replay is 9291655.

     The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers website beginning two hours following the webcast.

     Reconciliation of Third Quarter 2005 Non-GAAP Earnings per Share


GAAP Earnings per Diluted Share                                 $0.59
Tax Adjustment per share                                         0.10
----------------------------------------------------------------------
       Non-GAAP Earnings per Diluted Share                      $0.49


     Notes to our Non-GAAP Financial Measures:

     Rogers believes that diluted earnings per share, excluding the effect of the one-time tax adjustment, is useful information for investors and should be presented in addition to diluted earnings per share determined in accordance with generally accepted accounting principles (GAAP).

     -- The one-time tax adjustment in the third quarter of 2005 is the result of an Internal Revenue Service audit of Durel Corporation tax filings for certain years prior to the Company's acquisition of this business in 2003.

     -- Rogers reviews the operating results of its businesses excluding the impact of any tax adjustment because it provides an additional basis of comparison. As a result, management believes that excluding such adjustments is useful in comparing past, current and future periods.


     CONTACT: Rogers Corporation
              Edward J. Joyce, 860-779-5705
              Manager of Investor and Public Relations edward.joyce@rogerscorporation.com